Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Embark Technology, Inc. on Amendment No. 1 to Form S-1 (File No. 333-261324) of our report dated April 14, 2021, with respect to our audit of the financial statements of Northern Genesis Acquisition Corp. II as of December 31, 2020 and for the period from September 25, 2020 (inception) through December 31, 2020, and our report dated January 22, 2021, except for the effects of the restatement discussed in Note 2 as to which the date is December 8, 2021, with respect to our audit of the financial statement of Northern Genesis Acquisition Corp. II as of January 15, 2021, which reports appear in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus. We were dismissed as auditors on November 10, 2021 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal.

/s/ Marcum LLP

Marcum LLP
Houston, Texas
December 8, 2021